EXHIBIT 2.1

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 28, 2026, is made and entered into by and among DB Insurance Co., Ltd., incorporated and existing under the laws of the Republic of Korea with its registered office at DB Financial Center, 432, Teheran-ro, Gangnam-gu, Seoul, Korea, 06194 (“Purchaser”), DB Insurance North America Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), The Fortegra Group, Inc., a Delaware corporation (“Company”) and Tiptree Inc., a Maryland corporation (“Company Parent”).

WHEREAS, Purchaser, the Company and Company Parent entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 26, 2025 (as amended by this Amendment, the “Agreement”);

WHEREAS, Merger Sub has been duly formed and has executed and delivered a joinder to the Merger Agreement in accordance with Section 7.12(b) thereof (the “Merger Sub Joinder”), and the Merger Sub Joinder remains in full force and effect; and

WHEREAS, the parties desire to amend the Merger Agreement as set forth herein in accordance with Section 11.02 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I AMENDMENTS

Section 1.1 Amendments to the Merger Agreement.

(a)
Section 1.1 of the Merger Agreement is hereby amended and restated to include the following:

“DFS” shall have the meaning set forth in Section 7.20 hereof.

“Premium Finance License” shall have the meaning set forth in Section 7.20 hereof.

“SBAC” shall mean South Bay Acceptance Corp., a subsidiary of the Company.

(b)
Article VII of the Merger Agreement is hereby amended to include the following as a new Section 7.20:

Section 7.20 License Surrender. The Company shall use its reasonable best efforts to cause SBAC to take all actions necessary to surrender its premium finance agency license (the “Premium Finance License”) issued by the New York State Department of Financial Services (the “DFS”), including: (i) delivering a notice of surrender of the Premium Finance License to DFS, including through the Nationwide Multistate Licensing System, (ii) disposing of any New York loan receivables under the Premium Finance License, including delivering loan forgiveness waiver letters to all borrowers of SBAC such that no loans remain outstanding, (iii) returning to DFS all original licenses and riders issued by DFS, and (iv) promptly submitting any additional filings, notifications and submissions requested by the DFS in connection therewith, each of (i), (ii), and (iii) to be completed by no later than May 5, 2026. The Company shall keep Purchaser reasonably informed of the status of such surrender and cooperate with the Purchaser in connection therewith pursuant to Section 7.02 of this Agreement. The Company will deliver to Purchaser at the Closing evidence reasonably satisfactory to Purchaser of the actions taken pursuant to this Section 7.20.

For the avoidance of doubt, no action taken by the Company or SBAC in compliance with and furtherance of this Section 7.20 shall constitute (i) a breach of any representation, warranty, covenant or agreement of the Company or Company Parent under this Agreement or (ii) a failure of any condition set forth in Article VIII of this Agreement.

(c)
Section 8.02 of the Merger Agreement is hereby amended to include the following as a new clause (e):

(e) Premium Finance License Surrender. The Premium Finance License held by SBAC shall have been surrendered and all actions necessary to effect such surrender as set forth in clauses (i), (ii) and (iii) of Section 7.20 shall have been taken.

(d)
Schedule 8.01(d)(i) of the Merger Agreement is hereby amended to remove the following approval from a Governmental Authority from such Schedule (the “Regulatory Approval”):

16. Approval and/or non-disapproval from the New York Department of Financial Services, through the Nationwide Multistate Licensing System, pursuant to N.Y. Banking Law § 555-a, in connection with the proposed acquisition of control of South Bay Acceptance Corp., which holds a premium finance license in New York.

Any references to such Regulatory Approval in the Merger Agreement shall be deemed deleted in their entirety. For the avoidance of doubt, the above-mentioned Regulatory Approval removed from Schedule 8.01(d)(i) shall no longer be required as a condition to the Closing pursuant to Section 8.01(d) of the Merger Agreement and the failure to obtain such Regulatory Approval and the surrender of the Premium Finance License shall not constitute a breach of any representation, warranty, covenant or agreement contained in the Agreement or failure to fulfill any condition to the Closing set forth therein.

ARTICLE II GENERAL PROVISIONS

Section 2.1 Defined Terms. Except as otherwise set forth in this Amendment, all capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 2.2 Effect of Amendment. Each party to this Amendment represents that it has all necessary power and authority to enter into and perform the obligations of this Amendment and that there are no consents or approvals required to be obtained by such party for such party to enter into and perform its obligations under this Amendment that have not been obtained. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. This Amendment shall be effective as of the date first written above. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Merger Agreement or any Exhibit or Schedule thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment (except that references in the Merger Agreement to the “date hereof” or “date of this

Agreement” or words of similar import shall continue to mean September 26, 2025). Except as amended by this Amendment, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby.

Section 2.3 General Provisions. This Amendment hereby incorporates the provisions of Article XI of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

THE COMPANY:

THE FORTEGRA GROUP, INC.

By: /s/ Richard Kahlbaugh
Name: Richard Kahlbaugh
Title: President and CEO

PURCHASER:

DB INSURANCE CO., LTD.

By: /s/ Jong Pyo Jeong
Name: Jong Pyo Jeong
Title: Chief Executive Officer

MERGER SUB:

DB INSURANCE NORTH AMERICA MERGER SUB, INC.

By: /s/ Ki Hyun Park
Name: Ki Hyun Park
Title: Director

COMPANY PARENT:

TIPTREE INC.

By: /s/ Michael G. Barnes
Name: Michael G. Barnes
Title: Chairman and Chief Executive Officer

[Signature Page - First Amendment to Agreement and Plan of Merger]